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                                                                    EXHIBIT 8(a)



                                [date of closing]




           214/939-5500





Suiza Foods Corporation
2515 McKinney Avenue
Suite 1200
Dallas, Texas 75201
Attention:  Gregg L. Engles

Ladies & Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the merger (the "MERGER") of Dean Foods Company (the "Company"), a Delaware corporation, with and into Blackhawk Acquisition Corp. ("MERGER SUB"), a Delaware corporation and the wholly-owned subsidiary of Suiza Foods Corporation ("PARENT"), a Delaware corporation.

         In formulating our opinion, we have examined such documents as we have deemed appropriate, including the Agreement and Plan of Merger among Parent, Merger Sub and the Company dated as of April 4, 2001 (the "MERGER AGREEMENT"), and the Joint Proxy Statement/Prospectus of Parent and the Company dated ______________, 2001 (the "JOINT PROXY STATEMENT/PROSPECTUS"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Parent and the Company.

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Joint Proxy Statement/Prospectus, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Joint Proxy Statement/Prospectus and (3) the accuracy of
(i) the representations made by Parent, which are set forth in the Officers' Certificate delivered to us by Parent, dated the date hereof, and (ii) the representations made by the Company, which are set forth in the Officers' Certificate delivered to us by the Company, dated the date hereof.

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HUGHES & LUCE, L.L.P.
--------------------------------------------------------------------------------


[date of closing]
Page 2



         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

         1. The Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE").

         2. Parent, Merger Sub and the Company will each be a party to such reorganization within the meaning of section 368(b) of the Code.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may adversely affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any change or inaccuracy that may occur or come to our attention.

         This opinion has been delivered to you for the purposes set forth in
Section 7.02(d) of the Merger Agreement and for the purpose of inclusion as an exhibit to the Joint Proxy Statement/Prospectus. This opinion may not be distributed or otherwise made available to any other person or entity without prior written consent; however, we consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to Hughes & Luce, L.L.P. under the caption "LEGAL MATTERS" in the Joint Proxy Statement/Prospectus.


                                                       Very truly yours,

                                                       Hughes & Luce, L.L.P.